Exhibit 3.1
                                                                     -----------


                                 AMENDMENT NO. 3
                           TO THE AMENDED AND RESTATED
                            BYLAWS OF BLACKROCK, INC.
                             A Delaware Corporation

     In accordance with Section 8.1 of the Amended and Restated Bylaws ("Bylaws") of BlackRock, Inc. (the "Corporation"), the following amendments to the Bylaws were unanimously approved by the Corporation's Board of Directors at its regular meeting on August 4, 2005:

1. Amendment to Section 3.16(e). Section 3.16(e) of the Bylaws is hereby amended by deleting the first sentence of such section in its entirety and replacing it with the following:

"The standing committees which, subject to Section 3.16(a), shall be appointed from time to time by the Board of Directors shall be: the Executive Committee, the Audit Committee, the Nominating and Governance Committee and the Compensation Committee."

2. Amendment to Section 3.16(e)(iii). Section 3.16(e)(iii) of the Bylaws is hereby amended by replacing the term "Nominating Committee" with the term "Nominating and Governance Committee" in the title of the subsection and the first and second sentence of such subsection, and adding the following third sentence: "The Nominating and Governance Committee will also recommend to the Board of Directors the Corporate Governance Guidelines applicable to the Corporation, lead the Board of Directors in its annual review of the performance of the Board of Directors and management and recommend to the Board of Directors director nominees for each committee."

3. Amendment to Section 3.16(e)(v). Section 3.16(e)(v) of the Bylaws is hereby amended by deleting the subsection in its entirety.

4. Amendment to Section 4.5(a). Section 4.5(a) of the Bylaws is hereby amended by replacing the term "Nominating Committee" with the term "Nominating and Governance Committee" in the third sentence of the subsection.


Effective as of August 4, 2005.